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EXHIBIT 4.12.

P & F INDUSTRIES, INC.
SECOND AMENDED AND RESTATED
TERM NOTE

$10,000,000.00	February 20, 2003

        FOR VALUE RECEIVED, P&F INDUSTRIES, INC., a Delaware corporation ("P&F"), FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation ("Florida Pneumatic"), EMBASSY INDUSTRIES, INC., a New York corporation ("Embassy"), GREEN MANUFACTURING,  INC., a Delaware corporation ("Green"), COUNTRYWIDE HARDWARE, INC., a Delaware corporation ("Countrywide"), and NATIONWIDE INDUSTRIES, INC., a Florida corporation ("Nationwide") (P&F, Florida Pneumatic, Embassy, Green, Countrywide and Nationwide, collectively, the "Co-Borrowers"), promise to pay to the order of CITIBANK, N.A. (successor-in-interest to European American Bank) (the "Bank") on or before May 3, 2009 (the "Maturity Date"), the principal amount of TEN MILLION and 00/100 ($10,000,000) DOLLARS in twenty four (24) consecutive quarterly installments of principal equal to 1/24th of the outstanding principal amount of the Term Loan as of June 1, 2003, commencing June 1, 2003 and continuing on the first day of each June, September, December, and March thereafter of each year, with a final installment, on the Maturity Date, in an amount equal to the remaining principal amount outstanding of the Term Loan on the Maturity Date.

        The Co-Borrowers also promise to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement referred to below.

        This Note is a "Term Note" issued pursuant to and entitled to the benefits of the Credit Agreement dated as of July 23, 1998, among the Bank and the Co-Borrowers (as same has been and may be further amended, restated, supplemented or modified, the "Credit Agreement"), to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby was made and is to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

        The Bank shall record the date, Type and amount of each payment or prepayment of principal of the Loans on the grid schedule annexed to this Note; provided, however, that the failure of the Bank to set forth the Loans, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Co-Borrowers to repay the Loans made by the Bank in accordance with the terms of this Note.

        This Note is subject to prepayment as provided in Section 3.03 of the Agreement.

        Upon the occurrence of an Event of Default the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

        All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Bank located at the Bank's Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

        No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Co-Borrowers, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

        This Note amends and restates in its entirety and given in substitution for, but not in satisfaction of, that certain Amended and Restated Term Note, dated July 31, 2002, issued by the Co-Borrowers in favor of the Bank in the original principal sum of $10,000,000, and is entitled to the benefits of the Credit Agreement and the Loan Documents and is subject to all of the agreements, terms and conditions therein contained.

        Each Co-Borrower and each endorser of this Note waive diligence, presentment, demand, protest and notice of any kind in connection with this Note.

        THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

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        IN WITNESS WHEREOF, each Co-Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

P&F INDUSTRIES, INC.	FLORIDA PNEUMATIC MANUFACTURING CORPORATION
By:	By:

Name: Joseph A. Molino. Jr.	Name: Joseph A. Molino. Jr.
Title: Vice President	Title: Vice President
EMBASSY INDUSTRIES, INC.	GREEN MANUFACTURING, INC.
By:	By:

Name: Joseph A. Molino. Jr.	Name: Joseph A. Molino. Jr.
Title: Vice President	Title: Vice President
NATIONWIDE INDUSTRIES, INC.	COUNTRYWIDE HARDWARE, INC.
By:	By:

Name: Joseph A. Molino. Jr.	Name: Joseph A. Molino. Jr.
Title: Vice President	Title: Vice President

SCHEDULE OF LOANS

Amount of Principal
Date of Loan	Type of Loan	Interest Rate	Principal Amount of Loan	Maturity of Loan	Paid or Unpaid

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  EXHIBIT 4.12.
SCHEDULE OF LOANS